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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     PEAK TrENDS TRUST
Address of Principal Business Office (No. & Street, City, State, zip Code):
     c/o Puglisi & Associate
     850 Library Avenue
     Suite 204
     Newark, Delaware 19715
Telephone Number (including area code): (302) 738-6680
Name and address of agent for service of process:
     c/o Puglisi & Associate
     850 Library Avenue
     Suite 204
     Newark, Delaware 19715

Check Appropriate Box:

     Registrant is filing a Registration Statement pursu ant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A:
YES [X]    NO [  ]



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                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the trustees of the registrant have caused this notification of registration to be duly signed on behalf of the registrant in the city of Newark and the state of Delaware on the 6th day of April, 1998.

[SEAL]

                    PEAK TrENDS TRUST
                      (REGISTRANT)

                    By: /s/ Donald J. Puglisi
                        -----------------------------
                         Donald J. Puglisi as Trustee

                    By: /s/ William R. Latham III
                        ---------------------------------
                         William R. Latham III as Trustee


Attest: /s/ James B. O'Neill
        ------------------------
        James B. O'Neill

        ------------------------
        Trustee